EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Financial Analyst & Investor Contact:	Media Contact:

Karen Wentworth USinternetworking, Inc. (410) 897-4495 karen.wentworth@usi.net	Christopher Walker USinternetworking, Inc. (410) 897-3560 christopher.walker@usi.net

Bain Capital Signs Letter of Intent to Invest $100 Million in USi

Bain Capital Investment Expected to Fully Fund ASP Market Leader Through

Cash Flow Positive

Annapolis, Maryland, October 11, 2001 – USinternetworking, Inc. (USi, Nasdaq: USIX), the leading Application Service Provider (ASP), today announced that Bain Capital Partners, LLC (Bain), a private investment firm with $12 billion of assets under management, has executed a letter of intent with USi providing for an equity investment of $100 million. The investment is contingent upon a number of conditions including among others a balance sheet restructuring, execution of definitive documentation, any necessary regulatory approvals, and final legal and accounting due diligence. Pursuant to the letter of intent, Bain and USi would work together to restructure the balance sheet and implement a recapitalization plan. The investment, upon completion, is expected to fund the Company through cash flow positive, while maintaining a strong balance sheet.

Under the terms of the letter of intent, affiliates of Bain would initially invest $75 million in USi, with an additional $25 million available upon achievement of certain business milestones. The equity to be issued in conjunction with the recapitalization is expected to comprise most of the Company’s equity.

“This vote of confidence in USi’s business by one of the world’s most prestigious private investment firms acknowledges the strength of the ASP value proposition and USi’s leadership position,” said Andrew A. Stern, CEO, USi. “Bain’s proposed investment addresses financial viability concerns that have limited our growth. USi can now focus its energies on growing the business and delivering the best enterprise ASP services available.”

“Bain Capital invests in growing companies with strong management teams and competitive advantages in promising industry sectors. Based upon our experience in the ASP industry, we are excited about the prospects for USi,” said Andrew Balson, a Managing Director at Bain Capital. “At the same time, we remain very pleased with our investment in Interpath, which was our original investment in the ASP sector, and is fast-emerging as a market leader.”

USi’s Board of Directors approved the letter of intent on October 8, 2001.

USinternetworking, Inc. will hold its quarterly conference call on Tuesday, October 30, 2001 at 5:30 p.m. ET, at which time the aforementioned topic will be further addressed. The call will be accessible via Webcast at http://www.usi.net/aboutusi/investors. A replay of the call will be available beginning at 9:00 p.m. ET on October 30, 2001 and will remain available through 7:00 p.m. ET on November 6, 2001.

About USinternetworking, Inc.

USinternetworking Inc. (Nasdaq: USIX), the leading Application Service Provider, delivers enterprise and e-commerce software as a service. The company’s iMAP portfolio of service offerings delivers the functionality of leading software from Ariba, BroadVision, Lawson, Microsoft, Oracle, PeopleSoft, Plumtree and Siebel as a continuously supported, flat-rate monthly service via an advanced, secure global data center network. Additionally, USi’s AppHost managed application hosting services provide the most advanced solutions for enterprises, software companies, marketplaces, and system integrators that are seeking a better way to deliver solutions over the Internet to their customers and end users. For more information, visit www.usi.com.

Internet Managed Application Provider, iMAP, AppHost, PriorityPeering, USiGSP, USiSAN USiAccelerate, and Making Software Simple are service marks of USinternetworking, Inc. All other trademarks are the property of their respective owners. USi strategic partners and providers are publicly traded on Nasdaq under the symbols: ARBA, BVSN, CSCO, MSFT, ORCL, PSFT and SEBL.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to USinternetworking Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed on the Company’s Form 10-K filed with the SEC on April 2, 2001, the Company’s Form 10-Q filed with the SEC on August 15, 2001, and in our other reports filed from time to time with the SEC.